Exhibit 99.5

Kalaris Therapeutics, Inc.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the stockholders and the Board of Directors of Kalaris Therapeutics, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Kalaris Therapeutics, Inc. (the “Company”) as of December 31, 2024 and 2023, the related statements of operations and comprehensive loss, redeemable convertible preferred stock and stockholders’ deficit, and cash flows, for each of the two years in the period ended December 31, 2024, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2024, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Deloitte & Touche LLP

San Francisco, California

March 18, 2025

We have served as the Company’s auditor since 2024.

Kalaris Therapeutics, Inc.

Balance Sheets

(in thousands, except share and per share data)

	December 31,
	2024	2023
Assets
Current assets
Cash and cash equivalents	$1,639	$3,169
Prepaid expenses and other current assets	967	164

Total current assets	2,606	3,333
Deferred transaction costs	3,146	—
Other non-current assets	410	—

Total assets	$6,162	$3,333

Liabilities, redeemable convertible preferred stock and stockholders’ deficit
Current liabilities
Accounts payable	$1,560	$2,362
Accrued research and development expenses	659	522
Accrued compensation	591	466
Accrued expenses and other current liabilities ($85 and $13 due to a related party)	945	592
Convertible promissory notes, net of discount of $1,298 ($18,670 for a related party)	19,541	—
Derivative liabilities ($995 for a related party)	1,042	—
Tranche liability ($331 for a related party)	365	—

Total current liabilities	24,703	3,942

Royalty obligation - related party	32,076	—

Total liabilities	56,779	3,942

Commitments and contingencies (Note 7)
Redeemable convertible preferred stock, $0.00001 par value, 75,151,340 and 43,151,340 shares authorized as of December 31, 2024 and 2023, respectively; 43,151,340 and 41,871,340 shares issued and outstanding as of December 31, 2024 and 2023, respectively; liquidation preference of $45,151 and $43,551 as of December 31, 2024 and 2023, respectively	45,999	44,408
Stockholders’ deficit
Common stock, $0.00001 par value; 86,000,000 and 54,000,000 shares authorized as of December 31, 2024 and 2023, respectively; 6,728,346 and 6,758,346 shares issued and outstanding as of December 31, 2024 and 2023, respectively	—	—
Additional paid-in capital	19,945	2,377
Accumulated deficit	(116,561)	(47,394)

Total stockholders’ deficit	(96,616)	(45,017)

Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$6,162	$3,333

The accompanying notes are an integral part of these financial statements.

Kalaris Therapeutics, Inc.

Statements of Operations and Comprehensive Loss

(in thousands, except share and per share data)

	Year Ended December 31,
	2024	2023
Operating expenses
Research and development (including $32,128 and $190 for a related party)	$45,042	$11,707
General and administrative (including $230 and $148 for a related party)	6,690	1,757

Total operating expenses	51,732	13,464

Loss from operations	(51,732)	(13,464)
Change in fair value of tranche liability (including $19,064 for a related party)	21,012	—
Change in fair value of derivative liabilities (including $2,039 and $307 for a related party)	2,084	307
Interest expense (including $2,656 and $687 for a related party)	(2,701)	(687)
Loss on issuance and on extinguishment of convertible promissory notes (including $34,692 and $892 for a related party)	(38,018)	(892)
Other income, net	188	37

Total other expense, net	(17,435)	(1,235)

Net loss and comprehensive loss	$(69,167)	$(14,699)

Net loss per share attributable to common stockholders, basic and diluted	$(10.44)	$(2.42)

Weighted-average shares outstanding, basic and diluted	6,626,624	6,069,234

The accompanying notes are an integral part of these financial statements.

Kalaris Therapeutics, Inc.

Statements of Redeemable Convertible Preferred Stock and Stockholders’ Deficit

(in thousands, except share data)

	Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance at December 31, 2022	25,194,245	$24,965	6,758,346	$—	$2,423	$(32,695)	$(30,272)
Issuance of Series B-1 redeemable convertible preferred stock upon conversion of related party convertible promissory notes	9,957,095	11,222	—	—	(1,321)	—	(1,321)
Issuance of Series B-2 redeemable convertible preferred stock, net of issuance costs of $179	5,520,000	6,721	—	—	—	—	—
Issuance of Series B-2 redeemable convertible preferred stock upon conversion of related party simple agreement for future equity	1,200,000	1,500	—	—	—	—	—
Capital contributions - in-kind services - related party	—	—	—	—	239	—	239
Premium on issuance of convertible promissory notes - related party	—	—	—	—	886	—	886
Stock-based compensation expense	—	—	—	—	148	—	148
Vesting of restricted stock awards	—	—	—	—	2	—	2
Net loss	—	—	—	—	—	(14,699)	(14,699)

Balance at December 31, 2023	41,871,340	$44,408	6,758,346	$—	$2,377	$(47,394)	$(45,017)

Issuance of Series B-2 redeemable convertible preferred stock, net of issuance costs of $9	1,280,000	1,591	—	—	—	—	—
Capital contributions - in-kind services - related party	—	—	—	—	60	—	60
Premium on issuance of convertible promissory notes	—	—	—	—	16,641	—	16,641
Issuance of common stock upon stock option exercises	—	—	20,000	—	3	—	3
Repurchase of common shares in connection with the royalty agreement - related party	—	—	(50,000)	—	(32)	—	(32)
Stock-based compensation expense	—	—	—	—	895	—	895
Vesting of restricted stock awards	—	—	—	—	1	—	1
Net loss	—	—	—	—	—	(69,167)	(69,167)

Balance at December 31, 2024	43,151,340	$45,999	6,728,346	$—	$19,945	$(116,561)	$(96,616)

The accompanying notes are an integral part of these financial statements.

Kalaris Therapeutics, Inc.

Statements of Cash Flows

(in thousands)

	Year Ended December 31,
	2024	2023
Cash flows from operating activities:
Net loss	$(69,167)	$(14,699)
Adjustments to reconcile net loss to net cash used in operations:
Royalty obligation expense - related party	32,044	—
Stock-based compensation expense	895	148
Capital contributions - in-kind services - related party	60	239
Change in fair value of derivative liabilities (including $2,039 and $307 for a related party)	(2,084)	(307)
Change in fair value of tranche liability (including $19,064 and $0 for a related party)	(21,012)	—
Non-cash interest expense (including $2,656 and $687 for a related party)	2,701	687
Loss on issuance and on extinguishment of convertible promissory notes (including $34,692 and $892 for a related party)	38,018	892
Changes in assets and liabilities:
Prepaid expense and other current assets	(803)	676
Other non-current assets	(410)	—
Accounts payable	(1,027)	(402)
Accrued compensation	125	208
Accrued research and development expenses	137	(1,711)
Accrued expenses and other current liabilities	(147)	137

Net cash used in operating activities	(20,670)	(14,132)
Cash flows from financing activities:
Proceeds from the issuance of redeemable convertible preferred stock and tranche liability, net of issuance costs	1,591	6,742
Proceeds from the issuance of convertible promissory notes (including $19,041 and $6,000 from a related party), net of issuance costs	19,966	6,000
Proceeds from the issuance of simple agreements for future equity - related party	—	1,500
Payment of deferred transaction costs and issuance costs	(2,420)	—
Proceeds from exercise of stock options	3	—

Net cash provided by financing activities	19,140	14,242

Net (decrease) increase in cash and cash equivalents	(1,530)	110
Cash and cash equivalents, at beginning of the period	3,169	3,059

Cash and cash equivalents, at end of the period	$1,639	$3,169

Supplemental disclosure of cash flow information:
Deferred transaction and financing issuance costs included in accounts payable and accrued expenses and other current liabilities	$748	$22
Issuance of redeemable convertible preferred stock upon conversion of convertible promissory notes - related party	$—	$11,222
Issuance of redeemable convertible preferred stock upon conversion of simple agreements for future equity - related party	$—	$1,500
Capital contributions - in-kind services - related party	$60	$239
Premium on issuance of convertible promissory notes (including $15,296 and $0 for a related party)	$16,641	$886
Repurchase of common stock shares for royalty obligation	$32	$—
Vesting of restricted stock awards	$1	$2

The accompanying notes are an integral part of these financial statements.

Kalaris Therapeutics, Inc.

Notes to the Financial Statements

1. Description of Business, Organization and Liquidity

Kalaris Therapeutics, Inc. (“Kalaris” or “the Company”) is a clinical-stage ophthalmology biotech company focused on developing retinal therapies. The Company was incorporated on September 30, 2019 in Delaware as NapoCo, Inc. The Company changed its name to Theia Therapeutics, Inc. on November 24, 2019 and to Kalaris Therapeutics, Inc. on May 7, 2024. The Company is located in California. The Company began its operations in April 2021, when the Company licensed its technology from the Regents of the University of California, San Diego (“UCSD”) (Note 5).

Since its inception, the Company has devoted substantially all of its resources to performing research and development, enabling manufacturing activities in support of its product development efforts, hiring personnel, acquiring and developing its technology and product candidates, establishing its intellectual property portfolio, raising capital and providing general and administrative support for these activities.

One of the Company’s founding stockholders, Samsara BioCapital L.P. and its affiliates (collectively, “Samsara”) have provided a significant amount of equity and debt financing from inception and have provided management and operational support services to the Company. As of December 31, 2024 and 2023, Samsara owned 79.9% and 82.1% of the Company’s outstanding voting equity securities, respectively, and was a related party of the Company (Note 12).

Merger with AlloVir

In November 2024, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with AlloVir, Inc. (“AlloVir”) and Aurora Merger Sub, a wholly owned subsidiary of AlloVir (“Merger Sub”). The Merger (as defined below) was completed on March 18, 2025. Pursuant to the Merger Agreement, at the closing of the merger, Merger Sub merged with and into the Company, with the Company surviving as a wholly owned subsidiary of AlloVir (the “Merger”). Upon completion of the Merger, AlloVir changed its name to Kalaris Therapeutics, Inc. The Company’s business will continue as the business of the combined company.

Subject to the terms and conditions of the Merger Agreement, at the effective time of the Merger, all issued and outstanding shares of the Company’s common stock (including common stock issued upon conversion of the Company’s preferred stock and outstanding convertible promissory notes) converted into the right to receive 0.2016 shares of AlloVir’s common stock calculated in accordance with an exchange ratio equal to 1:0.2016 (the “Exchange Ratio”). Each award of restricted shares of Kalaris’ common stock that was unvested and outstanding was converted into and became exchangeable for the right to receive a number of restricted shares of AlloVir common stock based on the Exchange Ratio. Each outstanding option to purchase shares of Kalaris’ common stock under Kalaris’ 2019 Equity Incentive Plan, whether or not vested, was converted into an option to acquire a number of shares of AlloVir’s common stock based on the Exchange Ratio. Exercise prices of assumed options were determined as the product of the exercise price immediately prior to the effective time of the Merger multiplied by the reciprocal of the Exchange Ratio, and rounding up to the nearest whole cent. There were no changes to any other terms of such options or restricted share awards. The Merger will be accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, the Company is deemed to be the accounting acquirer for financial reporting purposes. Accordingly, for accounting purposes, the Merger will be treated as the equivalent of the Company issuing stock to acquire the net assets of the AlloVir. As a result of the Merger, the net assets of AlloVir will be recorded at their acquisition-date fair value in the financial statements of the Company.

Liquidity

The Company has incurred significant losses and negative cash flows from operations since its inception. During the years ended December 31, 2024 and 2023, the Company incurred net losses of $69.2 million and $14.7 million, respectively. During the years ended December 31, 2024 and 2023, the Company had negative cash flows from operations of $20.7 million and $14.1 million, respectively. As of December 31, 2024, the Company had an accumulated deficit of $116.6 million. The Company expects to continue to incur substantial losses for the foreseeable future, and its ability to achieve and sustain profitability will depend on the successful development, approval, and commercialization of product candidates and on the achievement of sufficient revenues to support the Company’s operations.

As of December 31, 2024, the Company had cash and cash equivalents of $1.6 million. To date, the Company has financed its operations primarily through the issuance and sale of redeemable convertible preferred stock, convertible promissory notes, a simple agreement for future equity (“SAFE”), and AlloVir’s cash and cash equivalents received in the Merger. In January 2025, the Company received $7.5 million upon the issuance of convertible promissory notes, including $3.75 million from Samsara and other stockholders and $3.75 million from AlloVir (see Note 16). In March 2025, the Merger closed, and the Company received approximately $106.0 million of AlloVir’s cash and cash equivalents as of the closing of the Merger. The Company’s management expects that the existing cash and cash equivalents, together with convertible notes financing and AlloVir’s cash and cash equivalents received at the closing of the Merger, will be sufficient to fund the Company’s operating plans for at least twelve months from the issuance date of these financial statements.

The Company will need to raise additional financing to continue its products’ development for the foreseeable future until it becomes profitable. The Company plans to monitor expenses and raise additional capital through a combination of equity and debt financings, strategic alliances, and licensing arrangements. The Company’s ability to access capital when needed is not assured and, if capital is not available to the Company when, and in the amounts needed, the Company may be required to significantly curtail, delay or discontinue one or more of its research or development programs or the commercialization of any product candidate, or be unable to expand its operations or otherwise capitalize on the Company’s business opportunities, as desired, which could materially harm the Company’s business, financial condition and results of operations.

2. Summary of Significant Accounting Policies

Basis of Presentation

The financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). Any reference in these notes to applicable guidance is meant to refer to the authoritative GAAP as found in the Accounting Standards Codification (“ASC”) and Accounting Standards Updates (“ASU”) of the Financial Accounting Standards Board (“FASB”).

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of expenses during the reporting period. The Company bases its estimates on historical experience and on various other assumptions believed to be reasonable. Actual results could differ from those estimates and such differences could be material to the financial position and results of operations. Significant estimates and assumptions reflected in these financial statements include, but are not limited to, the accrual of research and development expenses, the fair value of convertible promissory notes and SAFE, the fair value of derivative liabilities, the fair value of tranche liability, the fair value of common stock and redeemable convertible preferred stock, stock-based compensation expense, and valuation of deferred tax assets.

Concentrations of Credit Risk and Other Risks and Uncertainties

The Company’s cash and cash equivalents are maintained with financial institutions in the United States of America. Cash balances are held at financial institutions and account balances may exceed federally insured limits. The Company also had investments in money market funds, which can be subject to certain credit risks. The Company mitigates the risks by investing in high-grade instruments, limiting its exposure to any one issuer and monitoring the ongoing creditworthiness of the financial institutions and issuers. To date, the Company has not experienced any losses on its cash and cash equivalents balances and periodically evaluates the creditworthiness of its financial institutions.

The Company is subject to risks common to companies in the development stage, including, but not limited to, development and regulatory approval of product candidates, development of markets and distribution channels, dependence on key personnel, and the ability to obtain additional capital as needed to fund its product plans and business operations. To achieve profitable operations, the Company must successfully develop and obtain requisite regulatory approvals for, manufacture, and market its product candidate. There can be no assurance that such product candidate can be developed and approved or manufactured at an acceptable cost and with appropriate performance characteristics, or that such product will be successfully marketed. These factors could have a material adverse effect on the Company’s future financial results.

The product candidate being developed by the Company requires approval from the U.S. Food and Drug Administration or other international regulatory agencies prior to commercial sales. There can be no assurance that the Company’s product candidate will receive the necessary regulatory approvals. If the Company is unable to complete clinical development, obtain regulatory approval for or commercialize its product candidate, or experiences significant delays in doing so, its business will be materially harmed.

Cash and Cash Equivalents

Cash and cash equivalents include cash in readily available checking accounts and money market funds. The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Fair Value Measurement

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The authoritative guidance on fair value measurements establishes a three-tier fair value hierarchy for disclosure of fair value measurements, as follows:

Level 1-Quoted prices in active markets for identical assets or liabilities.

Level 2-Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3-Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

Assets and liabilities measured at fair value are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires management to make judgments and consider factors specific to the asset or liability.

Financial assets and liabilities are considered Level 3 when their fair values are determined using pricing models, discounted cash flow methodologies, or similar techniques, and at least one significant model assumption or input is unobservable.

Segment information

The Company operates and manages its business as one reportable and operating segment, which is the business of developing retinal therapies. The chief executive officer, who is the chief operating decision maker (the “CODM”), reviews financial information on an aggregate basis for purposes of allocating resources and evaluating financial performance.

Acquisitions

The Company evaluates acquisitions of assets and other similar transactions to assess whether the transaction should be accounted for as a business combination or asset acquisition by first applying a screen test to determine if substantially all of the fair value of the gross assets acquired is concentrated in a single identifiable asset or group of similar identifiable assets. If the screen test is met, the transaction is accounted for as an asset acquisition. If the screen test is not met, further determination is required as to whether the Company has acquired inputs and processes that have the ability to create outputs which would meet the definition of a business. Significant judgment is required in the application of the screen test to determine whether an acquisition is a business combination or an acquisition of assets.

The Company measures and recognizes asset acquisitions that are not deemed to be business combinations based on the cost to acquire the assets, which includes transaction costs. Goodwill is not recognized in an asset acquisition. In an asset acquisition, the cost allocated to the acquired in-process research and development assets with no alternative future use is charged to research and development expense at the acquisition date.

Deferred transaction costs

Deferred transaction costs as of December 31, 2024 of $3.1 million relate to legal, consulting, and accounting fees incurred in connection with the Merger. Deferred transaction costs will be recognized to additional paid-in capital upon the consummation of the Merger.

Patent Costs

All patent-related costs incurred in connection with filing and prosecuting patent applications are expensed as incurred due to the uncertainty of the recovery of the expenditure. Amounts incurred are classified as general and administrative expenses in the statements of operations and comprehensive loss.

Tranche Liability

The convertible promissory notes issued in the convertible note financing in October and November 2024, contained subsequent tranches that require investors to provide additional financing upon a written notice of the Company. The investors’ right to receive additional convertible promissory notes in subsequent tranches of this convertible note financing with a predetermined conversion price was concluded to be a freestanding financial instrument that is required to be accounted for separately as a liability at fair value. The Company estimated fair value of the tranche liability at inception and remeasures it at the end of each reporting period until the tranche liability expires or is settled. The changes in the fair value are recorded as a change in fair value of tranche liability in the statements of operations and comprehensive loss.

Convertible Promissory Notes Derivative Liabilities

The convertible promissory notes contained embedded features that provided the noteholder with multiple settlement alternatives. Certain of these settlement features provided the noteholder the right to receive cash or a variable number of shares upon a change in control or the completion of a capital raising transaction by the Company (the “redemption features”).

The redemption features of the convertible promissory notes met the requirements for separate accounting and were accounted for as compound derivative instruments recorded as a liability at fair value at inception and were subject to remeasurement to fair value at each reporting period when outstanding, with any changes in fair value recorded as a change in fair value of derivative liabilities in the statements of operations and other comprehensive loss (Note 3). Derivative liabilities were classified in the balance sheets as current consistent with the classification of the respective convertible promissory notes they were related to. The Company estimates the fair value of the derivative liabilities embedded in the convertible promissory notes using a with-and-without scenario analysis, which involves valuing the whole instrument on an as-is basis and then valuing the instrument without the embedded derivative. The difference between the entire instrument with the embedded derivatives compared to the instrument without the embedded derivatives is the fair value of the derivative liabilities. A significant increase in probabilities of qualified financing or redemption scenario, a change of control scenario and a decrease in a discount rate would significantly increase the estimated fair value of derivative liabilities.

Simple Agreement for Future Equity (SAFE)

The Company issued a SAFE that was settled in shares of redeemable convertible preferred stock. The SAFE met the criteria for liability accounting pursuant to guidance under ASC 480, as the agreement included cash settlement provisions outside of the Company’s control. The SAFE was accounted for at fair value and was remeasured at the end of each reporting period when outstanding. As the SAFE was issued in August 2023 and settled in shares of Series B-2 redeemable convertible preferred stock in October 2023, within a short period of time, the changes in the SAFE’s fair value were minimal.

Redeemable Convertible Preferred Stock

The Company records redeemable convertible preferred stock at fair value on the date of issuance, net of issuance costs. The redeemable convertible preferred stock is recorded separately from stockholders’ deficit because the shares contain deemed liquidation features that are not solely within the Company’s control. The holders of the preferred stock control a majority of the votes of the board of directors of the Company. Accordingly, the preferred stock is classified as temporary equity in the Company’s balance sheets. The Company has not adjusted the carrying values of the redeemable convertible preferred stock to the liquidation preferences of such stock because it is uncertain whether or when a deemed liquidation event would occur that would obligate the Company to pay the liquidation preferences to holders of redeemable convertible preferred stock. Subsequent adjustments to the carrying values to the liquidation preferences will be made only when it becomes probable that such a deemed liquidation event will occur.

Research and Development Expenses

Research and development expenses are charged to expenses as incurred. Research and development expenses include payroll and personnel related expenses, license fees, laboratory supplies, consulting costs, external contract research and development expenses and allocated overhead costs, including software and other miscellaneous expenses incurred in connection with its research and development programs.

The Company estimates manufacturing and product development costs, preclinical study and clinical trial and other research and development expenses based on the services performed. The Company has entered into various agreements with outsourced vendors, contract development and manufacturing organizations and clinical research organizations. The financial terms of these contracts are subject to negotiation, which vary by contract and may result in payments that do not match the periods over which materials or services are provided. Generally, these agreements set forth the scope of work to be performed at a fixed fee, unit price or on a time and materials basis. The Company records the estimated costs of research and development activities based on the level of services performed, the progress of the studies, including the phase or completion of events, and contracted costs. The estimated costs of research and development services provided, but not yet invoiced, are included in accrued expenses on the balance sheets. Advance payments for goods or services for future research and development activities are deferred as prepaid expenses and are expensed as the goods are delivered or the related services are performed. The Company makes these estimates based on facts and circumstances known at that time. If the actual timing of the performance of services or the level of effort varies from the original estimates, the Company will adjust the accrual accordingly. Amounts ultimately incurred in relation to amounts accrued for these services at a reporting date may be substantially higher or lower than the Company’s estimates. To date, there have been no material differences between estimates of such expenses and the amounts actually incurred.

Stock-Based Compensation Expense

The Company provides stock-based awards in the form of stock options and restricted stock awards to its employees and consultants. The Company accounts for stock-based compensation expense by measuring and recognizing compensation expense for all stock-based awards based on estimated grant-date fair values. For awards with service-based vesting conditions, the Company recognizes stock-based compensation expense on a straight-line basis over the requisite service or vesting period. The vesting period generally approximates the expected service period of the awards. The Company accounts for forfeitures as they occur.

The Company estimates the fair value of stock options using the Black-Scholes option valuation model. The Black-Scholes model requires the input of subjective assumptions, including expected volatility, expected dividend yield, expected term, risk-free rate of return and the estimated fair value of the underlying common stock on the date of grant.

Foreign Currency Transactions

Transactions denominated in foreign currencies are initially measured in U.S. dollars using the exchange rate on the date of the transaction. Foreign currency denominated monetary assets and liabilities are subsequently remeasured at the end of each reporting period using the exchange rate at that date, with the corresponding foreign currency transaction gain or loss recorded in other income in the statements of operations and comprehensive loss.

Comprehensive Loss

Comprehensive loss includes net loss as well as other changes in stockholders’ deficit that result from transactions and economic events other than those with stockholders. The comprehensive loss for the Company equals its net loss for all periods presented.

Net Loss Per Share Attributable to Common Stockholders

Basic net loss per common share is calculated by dividing the net loss attributable to common stockholders by the weighted-average number of shares of common stock outstanding during the period, without consideration of potentially dilutive securities. Diluted net loss per share is computed by dividing the net loss attributable to common stockholders by the weighted-average number of shares of common stock and potentially dilutive securities outstanding for the period. The Company’s potentially dilutive securities include convertible promissory notes, the SAFE, the redeemable convertible preferred stock, common stock subject to repurchase, unvested restricted stock awards, and stock options. These potentially dilutive securities have been excluded from the computation of diluted net loss per share as their inclusion would be antidilutive.

Basic and diluted net loss per share attributable to common stockholders is presented in conformity with the two-class method required for participating securities as the redeemable convertible preferred stock and common stock subject to repurchase are considered participating securities. The redeemable convertible preferred stock does not have a contractual obligation to share in the Company’s losses, and common stock subject to repurchase and unvested restricted stock awards are considered contingently issuable shares for accounting purposes. As such, the net loss is attributed entirely to common stockholders. Because the Company has reported a net loss for the reporting periods presented, the diluted net loss per common share is the same as basic net loss per common share for those periods.

Commitments and Contingencies

The Company recognizes a liability with regard to loss contingencies when it believes it is probable a liability has been incurred, and the amount can be reasonably estimated. If some amount within a range of loss appears at the time to be a better estimate than any other amount within the range, the Company accrues that amount. When no amount within the range is a better estimate than any other amount the Company accrues the minimum amount in the range.

Income Taxes

The Company accounts for income taxes using the asset and liability method; under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax reporting bases of assets and liabilities and are measured using enacted tax rates and laws that are expected to be in effect when the differences are expected to reverse.

The Company recognizes deferred tax assets to the extent that the Company believes these assets are more likely than not to be realized. In evaluating the ability to recover its deferred income tax assets, the Company considers all available positive and negative evidence, including its operating results, ongoing tax planning and forecasts of future taxable income on a jurisdiction-by-jurisdiction basis. In the event the Company determines that it would be able to realize its deferred income tax assets in the future in excess of their net recorded amount, it would make an adjustment to the valuation allowance that would reduce the provision for income taxes. Conversely, if all or part of the net deferred tax assets are determined not to be realizable in the future, an adjustment to the valuation allowance would be charged to the provision of income taxes in the period when such determination is made.

As of December 31, 2024 and 2023, the Company maintained a valuation allowance against its deferred tax assets as the Company concluded it had not met the “more likely than not” to be realized threshold. Changes in the valuation allowance when they are recognized in the provision for income taxes may result in a change in the estimated annual effective tax rate.

Tax benefits related to uncertain tax positions are recognized when it is more likely than not that a tax position will be sustained during an audit. Tax positions that meet the more-likely-than-not threshold are measured at the largest amount of tax benefit that is greater than 50% likely of being realized upon settlement with the taxing authority. Interest and penalties related to unrecognized tax benefits are included within the provision for income tax.

Recent Accounting Pronouncements

Recently Adopted Accounting Standards

In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures. This ASU modified the disclosure and presentation requirements primarily through enhanced disclosures of significant segment expenses and clarified that single reportable segment entities must apply Topic 280 in its entirety. The Company adopted this standard effective January 1, 2024 and included additional disclosure regarding significant segment expenses in Note 8.

Recently Issued Accounting Pronouncements Not Yet Adopted

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures, which includes amendments that further enhance income tax disclosures, primarily through standardization and disaggregation of rate reconciliation categories and income taxes paid by jurisdiction. The amendments are effective for fiscal years beginning after December 15, 2024 for all public entities and for fiscal years beginning after December 15, 2025 for all other entities. Early adoption is permitted and should be applied either prospectively or retrospectively. The Company is currently evaluating the impact that the updated standard will have on its financial statement disclosures.

In November 2024, the FASB issued ASU 2024-03, Income Statement-Reporting Comprehensive Income-Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses to improve financial reporting by requiring that public business entities disclose additional information about specific expense categories in the notes to financial statements at interim and annual reporting periods. The amendments in this ASU do not change or remove current expense disclosure requirements; however, the amendments affect where such information appears in the notes to the financial statements because entities are required to include certain current disclosures in the same tabular format disclosure as the other disaggregation requirements in the amendments. This ASU is effective for annual reporting periods beginning after December 15, 2026, and interim reporting periods beginning after December 15, 2027. Early adoption is permitted. The Company is currently evaluating the impact that the updated standard will have on its financial statement disclosures and financial reporting processes.

3. Fair Value Measurements and Fair Value of Financial Instruments

The Company’s fair value hierarchy for its financial instruments measured at fair value on a recurring basis as of December 31, 2024 and 2023, is as follows (in thousands):

	Fair Value Measurements
As of December 31, 2024	Total	Level 1	Level 2	Level 3
Assets:
Money market funds (included in cash equivalents)	$1,009	$1,009	$—	$—

Total fair value of assets	$1,009	$1,009	$—	$—

Liabilities:
Derivative liabilities (including $995 for related party)	$1,042	$—	$—	$1,042
Tranche liability (including $331 for related party)	365	$—	—	365

Total fair value of liabilities	$1,407	$—	$—	$1,407

	Fair Value Measurements
As of December 31, 2023	Total	Level 1	Level 2	Level 3
Assets:
Money market funds (included in cash equivalents)	$2,538	$2,538	$—	$—

Total fair value of assets	$2,538	$2,538	$—	$—

The carrying amounts of cash equivalents, prepaid expenses and other current assets, accounts payable, accrued expenses and other current liabilities approximate their fair value due to their short-term maturities. During the periods presented, the Company has not changed the manner in which it values liabilities that are measured at estimated fair value using Level 3 inputs. There were no transfers within the hierarchy for any periods presented.

During the years ended December 31, 2024 and 2023, the Company issued the following financial instruments to be accounted for at fair value on a recurring basis: derivative liabilities embedded in convertible promissory notes, the tranche liability related to the convertible note financing, and the SAFE (Note 6).

The Company estimated the fair value of the derivative liabilities embedded in the convertible promissory notes using a with-and-without scenario analysis. The Company estimated that embedded change of control feature fair values were minimal based on the low probability of the change of control events during the years ended December 31, 2024 and 2023.

The following assumptions were used to determine the estimated fair value of the derivative liabilities related to the redemption features for the year ended December 31, 2024:

	At the Issuance Dates	As of December 31, 2024
Expected term (in years)	0.4 - 1.3	0.2 - 0.4
Probability of achievement	0.0% - 90.0%	0.0% - 80.0%
Discount rate	9.5% - 18.7%	9.0%

The following assumptions were used to determine the estimated fair value of the derivative liabilities related to the redemption features for the year ended December 31, 2023:

	At the Issuance Dates	At the Conversion Date	As of December 31, 2023
Expected term (in years)	0.6 - 2.0	0.0 - 1.6	—
Probability of achievement	0.0% - 90.0%	0.0% - 95.0%	—
Discount rate	10.3% - 16.4%	15.7% - 16.1%	—

A significant increase in probabilities of a qualified financing or redemption scenario, a change of control scenario and a decrease in a discount rate would significantly increase the estimated fair value of derivative liabilities.

The fair value of the tranche liability related to the convertible promissory notes issued in October and November 2024 of $10.0 million was estimated using the probability weighted model with the following Level 3 input assumptions: the timing of issuing convertible notes and notes conversion, probabilities of conversion scenarios, the estimated fair value of the Company’s shares into which the note is convertible and a discount rate. The significant assumptions were as follows at the issuance dates in March, October and November 2024 and as of December 31, 2024:

	At the Issuance Dates	As of December 31, 2024
Expected term (in years)	0.4 - 0.6	0.2 - 0.4
Probability of achievement	0.0% - 60.0%	0.0% - 80.0%
Discount rate	9.5%	9.0%

Significant changes in probabilities of conversion scenarios and changes in the estimated conversion price will significantly change the estimated fair value of the tranche liability.

The SAFE was issued in August 2023 and was converted in October 2023 into 1,200,000 shares of Series B-2 redeemable convertible preferred stock at a price per share of $1.25, which was the price per share paid by other investors for the Series B-2 redeemable convertible preferred stock. SAFE fair value was estimated using Level 3 inputs, including the estimated price for the next round of financing. There were no changes in the SAFE estimated fair value from the issuance to the settlement date.

The following table provides a roll-forward of the aggregate fair values of the Company’s outstanding Level 3 financial instruments during the years ended December 31, 2024 and 2023 (in thousands):

	Derivative liabilities	SAFE - related party	Tranche liability
Balance as of January 1, 2023	$262	$—	$—

Initial fair value at issuance	708	1,500	—
Change in fair value	(307)	—
Derecognition upon settlement or extinguishment	(663)	(1,500)	—

Balance as of December 31, 2023	$—	$—	$—

Initial fair value at issuance	3,126	—	21,377
Change in fair value	(2,084)	—	(21,012)

Balance as of December 31, 2024	$1,042	$—	$365

4. Balance Sheet Components

Prepaid expenses and other current assets

Prepaid expenses and other current assets consisted of the following (in thousands):

	December 31,
	2024	2023
Prepaid professional services	$525	$—
Prepaid research and development expenses	388	147
Prepaid insurance and other current assets	54	17

Total prepaid expenses and other current assets	$967	$164

Accrued expenses and other current liabilities

Accrued expenses and other current liabilities consisted of the following (in thousands):

	December 31
	2024	2023
Accrued transaction expenses	$567	$—
Accrued professional and legal services ($84 due to a related party)	308	—
Accrued patent reimbursement costs	48	354
Accrued expenses related to in-process research and development assets acquired	—	151
Other current liabilities ($0 and $13 due to a related party)	22	87

Total accrued expenses and other current liabilities	$945	$592

5. Significant Agreements

License Agreement with the University of California, San Diego

In April 2021, the Company entered into a license agreement with UCSD (as amended, the “UCSD Agreement”) pursuant to which the Company obtained (i) an exclusive license under the patent rights to make, use, sell, offer for sale, and import licensed products and (ii) a non-exclusive license to use the technology with a right to sublicense, each (i) and (ii) related to new anti-VEGF agents and novel long-acting VEGF inhibitors for intraocular neovascularization for the treatment of patients with retinal pathologies. As partial consideration for the license, the Company agreed to pay UCSD $0.2 million and was obligated to issue shares of its common stock to UCSD equal to 5% of the fully diluted issued and outstanding securities of the Company until such time as an aggregate of $5.0 million in gross proceeds from the sale of equity securities had been raised by the Company. In June 2022, after the closing of the Series A financing, the Company issued 680,725 shares of its common stock to UCSD. The Company was also obligated to pay $0.1 million of patent costs incurred prior to the effective date and is required to reimburse future patent expenses incurred by UCSD during the term of the UCSD Agreement. Under the UCSD Agreement, the Company is required to make annual license maintenance payments of $10,000 during the first four anniversaries and $15,000 on the fifth and every subsequent anniversary of the effective date. The Company is obligated to pay an aggregate of up to $4.6 million upon the achievement of various development and regulatory milestones and low single-digit royalties on net sales of licensed products. The royalty is payable, on a licensed product-by-licensed product and country-by country basis, until expiration of the last-to-expire issued patent of the applicable licensed product in the country of sale or the manufacture. If the Company enters into a sublicensing agreement, it is required to pay UCSD a sublicense fee as a percentage of the fair market value of any sublicense fee received that is not earned royalties for each sublicense granted. The sublicense fee percentage ranges from 50% if the applicable sublicense agreement is entered into within one year from the UCSD Agreement effective date and decreases to 10% if the applicable sublicense agreement is entered into after the first dosing of a patient for a phase 2 clinical trial.

Per the UCSD Agreement, UCSD also had a right to purchase up to 10% of the securities issued in each round of equity financing on the same terms and conditions as were offered to other investors. UCSD did not participate in any equity financing, and the participation right expired in April 2023.

In case of a closing of a merger, or sale of at least 50% of the voting stock of the Company or the sale by the Company of all or substantially all of its assets (collectively referred to as “Liquidity Event”), the Company is obligated to make a one-time cash milestone payment to UCSD ranging from $0.1 million to $1.0 million based on the valuation of the Company’s outstanding shares at the Liquidity Event closing date. The Merger did not meet the definition of the Liquidity Event.

The UCSD Agreement is effective until the expiration date of the longest-lived patent rights or last to be abandoned patent or future patent of the licensed products, whichever is later. The Company can terminate the agreement upon 60 days written notice. UCSD can terminate the agreement in the event of an uncured material breach, such as a failure to make payments due, or to perform or a violation of any other material term of the UCSD Agreement, is not cured by the Company within 60 days after a breach written notice provided by UCSD.

The acquisition of the license under the UCSD Agreement, including patent rights and know-how, was accounted for as an asset acquisition. As the acquired technology did not have an alternative use for accounting purposes, the Company recognized the $0.2 million initial cash consideration, $0.1 million patent reimbursement costs incurred prior to the effective date, and $0.2 million related to the obligation to issue shares of the Company’s common stock as research and development expenses upon entering into the UCSD Agreement in April 2021. The obligation to issue common stock shares included two components, the initial shares obligation and the additional shares obligation. The fair value of the initial share obligation was estimated as $0.1 million based on the fair value of 275,000 shares of common stock, which represented 5% of the outstanding fully diluted equity at the effective date. As the initial share obligation was indexed to the Company’s own stock, it was recorded as additional paid-in capital. The additional shares obligation was recognized when the next round of financing closed in March 2022. The Company estimated the fair value of an additional 405,725 shares of common stock as $0.2 million and recognized it as research and development expenses and additional paid-in capital in March 2022. The Company concluded that the contingent payment upon the closing of the Liquidity Event was a derivative liability and estimated its fair value as zero at the inception date, at December 31, 2024 and 2023, as the probability of such a Liquidity Event at each date was estimated to be zero. The Company recognized $10,000 related to the license maintenance annual fees as research and development expenses in each of the years ended December 31, 2024 and 2023. The Company recognized $0.1 million related to the patent reimbursement costs as general and administrative expenses for each of the years ended December 31, 2024 and 2023. As of December 31, 2023, the Company recorded $0.2 million as accrued expenses and other current liabilities related to the initial consideration, which was paid in May 2024. No related liability was recorded as of December 31, 2024. The Company made a payment of $0.1 million in connection with its achievement of the first development milestone in August 2024, recorded as research and development expense in the statement of operations and comprehensive loss for the year ended December 31, 2024.

Royalty Agreement with Samsara - Related Party

In July 2024, the Company entered into a royalty agreement (the “Royalty Agreement’) with Samsara, the majority stockholder of the Company and a related party. Under the Royalty Agreement, the Company redeemed 50,000 shares of its common stock issued to Samsara under a restricted stock purchase agreement in exchange for the Company’s agreement to pay Samsara a low single digit percentage tiered royalty on net sales, if any, of the Company’s products developed using the technology licensed under the UCSD Agreement. Such royalties are payable on a product-by-product and country-by-country basis until the later of (i) ten years after the first commercial sale of such product in such country and (ii) the expiration of the last-to-expire issued claim of the Company’s patents for such product in such country.

The Company identified two elements in the Royalty Agreement: repurchased shares, and future royalty payments to Samsara. The repurchase of shares was accounted for at an estimated fair value of $32,000 as a reduction of common stock and additional paid in capital in the balance sheet and the statement of redeemable convertible preferred stock and shareholders’ deficit. The Company recorded $32.1 million as a long-term liability related to the obligation to make royalty payments to Samsara. The fair value of the royalty obligation was estimated using a risk-adjusted net present value model, based on the contractual royalty rates applied to the future net sales forecast, adjusted by the probability of success of product development and discounted to the effective date of the Royalty Agreement using a 25.0% discount rate. The excess of the royalty liability over the fair value of the repurchased shares of $32.0 million was recorded as a research and development expense in the statement of operations and comprehensive loss for the year ended December 31, 2024. Once royalty payments to Samsara are deemed probable and estimable, and if such amounts exceed the initially recorded royalty obligation balance, the Company will impute interest to accrete the liability on a prospective basis based on such estimates. If and when the Company makes royalty payments under the Royalty Agreement, the royalty obligation balance will be reduced.

As of December 31, 2024, royalty payments were not probable and estimable and, therefore, for the year ended December 31, 2024, no interest expense was recognized for the royalty liability.

6. Convertible Promissory Notes and SAFE Agreements

2022 Convertible Promissory Note – Related Party

In December 2022, the Company issued a convertible promissory note to Samsara (the “2022 Note”) for total proceeds of up to $6.5 million. The 2022 Note was payable in three advances at Samsara’s discretion, carried an annual interest rate of 8%, and had an original maturity date of December 16, 2024. In December 2022 and February 2023, Samsara advanced to the Company $3.5 million and $3.0 million, respectively, under the 2022 Note. All unpaid interest and principal were due and payable upon request of Samsara on or after maturity, or in the event of default. The Company could not prepay the principal amount and accrued interest at any time before maturity without the consent of Samsara.

In the event that the Company issued and sold shares of its redeemable convertible preferred stock to investors following the issuance date of the 2022 Note in a single transaction or a series of related transactions that resulted in either (i) gross proceeds of at least $10.0 million (excluding conversion of the (a) 2022 Note and any other convertible notes or convertible securities issued by the Company and then outstanding and (b) aggregate gross proceeds to the Company yielded by any cash investment by Samsara), or (ii) designated as a qualified financing by Samsara (a “2022 Note Qualified Financing”), then the outstanding principal amount of the 2022 Note and any unpaid accrued interest would automatically convert into shares of redeemable convertible preferred stock issued in the 2022 Note Qualified Financing at a conversion price equal to (a) 80% of the per share price paid by investors for the redeemable convertible preferred stock in the 2022 Note Qualified Financing, if the Company has consummated a licensing transaction with an ophthalmic pharmaceutical company on or prior to February 1, 2023, or (b) the lesser of (x) 80% of the per share price paid by investors for the 2022 Note Qualified Financing or (y) the Series A redeemable convertible preferred stock conversion price then in effect, if the Company has not consummated a licensing transaction with an ophthalmic pharmaceutical company on or prior to February 1, 2023.

Upon a change in control, the 2022 Note, at the election of Samsara, would either (i) become due and payable in cash upon the closing of such change in control, in an amount equal to twice the outstanding principal amount plus any unpaid accrued interest, or (ii) convert into shares of the Company’s Series A redeemable convertible preferred stock. The conversion would be based on a price equal to 100% of the total aggregate consideration paid for each share of the Company’s capital stock on an as-converted to common stock basis (including any earn-out amounts).

Unless earlier converted or repaid in connection with the 2022 Note Qualified Financing or a change in control on or prior to the maturity date, or at any time at Samsara’s option, Samsara might elect to convert the 2022 Note and any unpaid accrued interest into the Company’s common stock at a conversion price equal to the Series A redeemable convertible preferred stock conversion price then in effect.

The 2022 Note contained customary representations and warranties, and event of default provisions. Upon any event of default, Samsara could declare the principal and unpaid accrued interest under the 2022 Note immediately due and payable.

The 2022 Note contained embedded features that provided Samsara the right to receive cash or a variable number of shares upon a change in control or the completion of a capital raising transaction by the Company. These embedded features were required to be bifurcated and accounted for separately as a compound derivative instrument. The embedded features were initially and subsequently measured at fair value with changes in the fair value recorded as a change in fair value of derivative liabilities in the statements of operations and comprehensive loss. The derivative liabilities created a discount on the advances under the 2022 Note that are amortized using the effective interest rate method over the term of the respective advance and recorded as a non-cash interest expense.

The change in fair value of the derivative liability related to the 2022 Note was $0.5 million during the year ended December 31, 2023. The total interest expense for the 2022 Note was $0.5 million for the year ended December 31, 2023, consisting of $0.4 million of contractual interest expense and $0.1 million in amortization of debt discount arising from the separation of the derivative instrument.

In October 2023, in connection with the sale and issuance of Series B redeemable convertible preferred stock, the outstanding principal of $6.5 million for the 2022 Note and accrued unpaid interest of $0.4 million were converted into 6,865,698 shares of Series B-1 redeemable convertible preferred stock at a conversion price of $1.00 per share, representing 80% of the price paid by other investors for Series B-2 shares of redeemable convertible preferred stock financing. The estimated fair value of Series B-1 redeemable convertible preferred stock was $1.13 per share. The conversion of the 2022 Note into shares of Series B-1 redeemable convertible preferred stock was accounted for as a debt extinguishment. In connection with the extinguishment in October 2023, the Company recognized the issuance of the redeemable convertible preferred stock at fair value, derecognized the carrying value of the 2022 Note and related derivative liabilities and reversed the $1.2 million premium that had been recognized as additional paid in capital. Additionally, the Company recognized a $6,000 loss on issuance and on extinguishment of convertible promissory notes - related party in the statement of operations and comprehensive loss.

2023 Convertible Promissory Note – Related Party

In May 2023, the Company issued a convertible promissory note to Samsara (the “2023 Note”) for total proceeds of up to $6.0 million. The 2023 Note was payable in two advances at Samsara’s discretion, carried an annual interest rate of 8%, and had an original maturity date of May 13, 2025. In May 2023, Samsara advanced $3.0 million under the 2023 Note. No subsequent advance was made under the 2023 Note. The 2023 Note’s terms are similar to the 2022 Note provisions described above, except a conversion price upon the qualified financing is the lesser of (a) 80% of the per share price paid by investors in such qualified financing, and (b) 1.25 times the Series A redeemable convertible preferred stock conversion price then in effect.

The 2023 Note was issued to Samsara at the estimated fair value of $3.3 million at the issuance date. Since the convertible promissory notes were issued to a related party and considered not at arm’s length, the premium of $0.3 million, which was the difference between the fair value at the issuance date and the principal amount of the note, was recognized as a loss on issuance and on extinguishment of convertible promissory notes - related party in the statement of operations and comprehensive loss and as additional paid in capital in the statement of redeemable convertible preferred stock and stockholders’ deficit in the year ended December 31, 2023. The fair value of convertible promissory notes at issuance was estimated using the probability weighted settlement scenarios model discounted to the present value with the following range of assumptions: expected term of 0.6 - 2.0 years, probabilities of scenario achievement of 0.0% - 90.0% and discount rates of 16.4% - 25.1%.

The 2023 Note contained embedded features that provide Samsara the right to receive cash or a variable number of shares upon a change in control or the completion of a capital raising transaction by the Company. These embedded features were required to be bifurcated and accounted for separately as a compound derivative instrument. The embedded features are initially and subsequently measured at fair value with changes in the fair value recorded as a change in fair value of derivative liabilities in the statements of operations and comprehensive loss. The fair value at issuance of the derivative instrument issued with the 2023 Note was $0.5 million. The derivative liability created a discount on the note that was amortized using the effective interest rate method over the term of the note and recorded as a non-cash interest expense.

The change in fair value of derivative liability related to the 2023 Note was $0.2 million for the year ended December 31, 2023. The total interest expense of the 2023 Note was $0.2 million for the year ended December 31, 2023, consisting of $0.1 million of contractual interest expense and $0.1 million in amortization of debt discount arising from the separation of the derivative instrument.

In October 2023, in connection with the sale and issuance of Series B redeemable convertible preferred stock, the outstanding principal of $3.0 million for the 2023 Note and accrued unpaid interest of $0.1 million were converted into 3,091,397 shares of Series B-1 redeemable convertible preferred stock at a conversion price of $1.00 per share, representing 80% of the price paid by other investors for Series B-2 shares of redeemable convertible preferred stock financing. The estimated fair value of Series B-1 redeemable convertible preferred stock was $1.13 per share. The conversion of the 2023 Note into shares of Series B-1 redeemable convertible preferred stock was accounted for as a debt extinguishment. In connection with the extinguishment in October 2023, the Company recognized the issued redeemable convertible preferred stock at fair value, derecognized the carrying value of the 2023 Note and related derivative liabilities and reversed the $0.3 million premium that had been recognized to additional paid in capital at the note’s inception. Additionally, the Company recognized a $0.2 million gain to additional paid in capital in the statement of redeemable convertible preferred stock and stockholders’ deficit.

March 2024 Convertible Promissory Note – Related Party

In March 2024, the Company issued a convertible promissory note to Samsara (the “March 2024 Note”) for total proceeds of up to $10.0 million. The March 2024 Note was payable in two advances at Samsara’s discretion, carries an annual interest rate of 10%, and has an original maturity date of March 2025. In March and May 2024,

Samsara advanced to the Company $5.0 million for an aggregate advance of $10.0 million under the March 2024 Note. The March 2024 Note’s terms are similar to the terms of the 2022 Note described above, except the conversion price upon a qualified financing is 80% of the per share price paid by investors in such qualified financing, and the March 2024 Note is convertible into shares of Series B-2 redeemable convertible preferred stock upon the occurrence of a change in control, or at any time at Samsara’s option. The March 2024 Note contains customary representations and warranties and event of default provisions. Upon any event of default, Samsara can declare the principal and unpaid accrued interest under the March 2024 Note immediately due and payable. As of December 31, 2024, the Company was in compliance with all applicable provisions of the 2024 Note.

The March 2024 Note was issued to Samsara at the estimated fair value of $12.1 million at the issuance date. Since the convertible promissory notes were issued to a related party and considered not at arm’s length, the premium of $2.1 million, which was the difference between the fair value at the issuance date and the principal amount of the note, was recognized as a loss on issuance and on extinguishment of convertible promissory notes - related party in the statement of operations and comprehensive loss and as additional paid in capital in the statement of redeemable convertible preferred stock and stockholders’ deficit in March and May 2024 when amounts were advanced under the March 2024 Note. The fair value of convertible promissory notes at issuance was estimated using the probability weighted settlements scenarios model discounted to present value with the following range of assumptions: expected term of 0.4 - 1.3 years, probabilities of scenario achievement of 0.0% - 90.0% and discount rates of 12.3% - 18.7%.

The March 2024 Note contained embedded features that provide Samsara the right to receive cash or a variable number of shares upon a change in control or the completion of a capital raising transaction by the Company. These embedded features were required to be bifurcated and accounted for separately as a compound derivative instrument. The embedded features were initially and subsequently measured at fair value with changes in the fair value recorded as a change in fair value of derivative liabilities in the statements of operations and comprehensive loss. The fair value at issuance of the derivative instrument issued with the March 2024 Note was $2.1 million. The derivative liabilities created a discount on the advances under the March 2024 Note that are amortized using the effective interest rate method over the term of the respective advance and recorded as a non-cash interest expense.

The change in the fair value of derivative liability related to the March 2024 Note was $1.6 million for the year ended December 31, 2024. As of December 31, 2024, the derivative liability fair value was $0.5 million. The total interest expense for the March 2024 Note was $2.3 million for the year ended December 31, 2024, consisting of $0.7 million of contractual interest expense and $1.6 million in amortization of debt discount arising from the separation of the derivative instrument. As of December 31, 2024, the March 2024 Note had accrued interest of $0.7 million outstanding.

October 2024 Convertible Promissory Note

In October 2024, the Company entered into a convertible note purchase agreement with Samsara to sell and issue convertible promissory notes for an aggregate principal amount of up to $25.0 million. In November 2024, the Company amended the agreement and other existing preferred stockholders of the Company joined the agreement. In October 2024, the Company issued to Samsara a convertible promissory note with an aggregate principal amount of approximately $9.0 million (the “October 2024 Note”). In November 2024, the Company issued additional notes with an aggregate principal amount of approximately $1.0 million to Samsara and other investors (the “November 2024 Notes”, and together with the October 2024 Note, the “2024 Bridge Notes”). The October and November 2024 issuance of convertible notes is referred to as the “First Tranche Closing”. The Company had the right to draw up to an additional $15.0 million in three subsequent tranche closings of up to a maximum aggregate principal amount of $5.0 million in each such closing (each, the “Subsequent Tranche Closing”). The 2024 Bridge Notes carry an annual interest rate of 8%, and have an original maturity date of May 2025.

In the event that the Company issues and sells shares of its redeemable convertible preferred stock to investors following the respective issuance date of the 2024 Bridge Notes in a single transaction or a series of related transactions that results in either (i) gross proceeds of at least $10.0 million (excluding conversion of the (a) 2024 Bridge Notes any other convertible notes or convertible securities issued by the Company and then outstanding and (b) aggregate gross proceeds to the Company yielded by any cash investment by Samsara), or (ii) designated as a qualified financing by Samsara (a “2024 Bridge Notes Qualified Financing”), then the outstanding principal amount of the 2024 Bridge Notes and any unpaid accrued interest will automatically convert into shares of redeemable convertible preferred stock issued in the 2024 Bridge Notes Qualified Financing at a conversion price equal to 80% of the per share price paid by investors for the redeemable convertible preferred stock in the 2024 Bridge Notes Qualified Financing.

Upon a change in control, the 2024 Bridge Notes, at the election of Samsara, would either (i) become due and payable in cash upon the closing of such change in control, in an amount equal to twice the outstanding principal amount plus any unpaid accrued interest, or (ii) convert into shares of the Company’s Series B-2 redeemable convertible preferred stock at a price equal to 100% of the total aggregate consideration to be paid for each share of the Company’s capital stock on an as-converted to common stock basis (including any earn-out amounts) as determined by the board of directors of the Company in its sole discretion, provided that if the conversion occurs due to the closing of the Merger, only clause (ii) will apply to such conversion.

Unless earlier converted or repaid in connection with the 2024 Bridge Notes Qualified Financing or a change in control on or prior to the maturity date, or at any time at Samsara’s option, Samsara might elect to convert the 2024 Bridge Notes and any unpaid accrued interest into the Company’s common stock at a conversion price equal to the Series B-2 redeemable convertible preferred stock conversion price then in effect (the “2024 Bridge Notes Optional Conversion”).

The 2024 Bridge Notes contains customary representations and warranties and event of default provisions. Upon any event of default, Samsara can declare the principal and unpaid accrued interest under the 2024 Bridge Notes immediately due and payable. As of December 31, 2024, the Company was in compliance with all applicable provisions of the 2024 Bridge Notes.

The Company determined that the investors’ right to receive additional convertible promissory notes at a predetermined conversion price under each of the Subsequent Tranche Closing represented freestanding instruments that should be accounted for separately as liabilities, initially recorded and subsequently remeasured at fair value until their exercise or expiration (the “Tranche Liability”). The Tranche Liability was initially recorded at $21.4 million. The change in the fair value of the Tranche Liability was $21.0 million for the year ended December 31, 2024. As of December 31, 2024, the Tranche Liability fair value was $0.4 million. The decrease in fair value was a result of modification of tranche amounts and parties agreeing to convert each of the subsequent Tranche Closings at a price per share equal to the Company Value Per Share, as defined in the Merger Agreement. The fair value of the Tranche Liability is estimated using the probability weighted scenario analysis discounted to the current period (Note 4).

The 2024 Bridge Notes were issued to Samsara and other existing preferred stockholders of the Company at the estimated fair value of $24.5 million at the issuance dates. The premium of $14.5 million, which was the difference between the fair value at the issuance date and the principal amount of the notes, was recognized as additional paid in capital in the statement of redeemable convertible preferred stock and stockholders’ deficit at the issuance date. The fair value of the notes at issuance was estimated using the probability weighted settlements scenarios model discounted to present value with the following range of assumptions: expected term of 0.4 - 0.6 years, probabilities of scenario achievement of 0% - 60% and a discount rate of 9.5%. The aggregate estimated fair value of the 2024 Bridge Notes and the Tranche Liability was $45.9 million as of the issuance date. The Company recognized the excess of the aggregated fair value over net cash proceeds received as non-pro rata distribution to the stockholders, resulting in a loss of $35.9 million at the issuance date, which was recorded as a loss on issuance and on extinguishment of convertible promissory notes in the statement of operations and comprehensive loss for the year ended December 31, 2024.

The 2024 Bridge Notes contained embedded features that provide Samsara and other stockholders the right to receive cash or a variable number of shares upon a change in control or the completion of a capital raising transaction by the Company. These embedded features were required to be bifurcated and accounted for separately as a compound derivative instrument. The embedded features were initially and subsequently measured at fair value with changes in the fair value recorded as a change in fair value of derivative liabilities in the statements of operations and comprehensive loss. The fair value at issuance of the derivative instrument issued with the 2024 Bridge Notes was $1.0 million. The derivative liabilities created a discount on the advances under the 2024 Bridge Notes that are amortized using the effective interest rate method over the term of the respective advance and recorded as a non-cash interest expense. The change in the fair value of derivative liabilities related to the 2024 Bridge Notes was $0.5 million for the year ended December 31, 2024. As of December 31, 2024, the derivative liability fair value was $0.5 million.

The total interest expense for the 2024 Bridge Notes was $0.4 million for the year ended December 31, 2024, consisting of $0.1 million of contractual interest expense and $0.3 million in amortization of debt discount arising from the separation of the derivative instrument. As of December 31, 2024, the 2024 Bridge Notes had accrued interest of $0.1 million outstanding.

SAFE Agreement – Related Party

In August 2023, the Company entered into a SAFE agreement with Samsara and received gross cash proceeds of $1.5 million. The SAFE agreement had no maturity date, bore no interest, and was redeemable by the Company upon the occurrence of a triggering event, including an equity financing, direct listing transaction, change of control, or initial public offering, as defined in the agreement.

The SAFE was not in the legal form of an outstanding share or debt and, therefore, was evaluated under ASC 480. As the SAFE allowed for redemption upon certain triggering events that were outside the Company’s control, it was classified as a liability pursuant to ASC 480 and initially measured at fair value upon issuance.

The Company estimated the initial fair value of the SAFE to be $1.5 million at the issuance date in August 2023. In October 2023, in connection with the Series B financing, the SAFE was converted into 1,200,000 shares of Series B-2 redeemable convertible preferred stock at $1.25 per share, which was the price paid by other investors in the Series B financing. The Company estimated that changes in the SAFE fair value from the issuance date to the settlement date were not material. As of December 31, 2023, the SAFE was no longer outstanding.

7. Commitments and Contingencies

Research and Development Agreements

The Company enters into various agreements in the ordinary course of business, such as those with suppliers, contract development and manufacturing organizations, clinical research organizations, and other research and development vendors. These agreements provide for termination at the request of either party, generally with less than one year’s notice. Therefore, they are cancellable contracts and, if canceled, are not expected to have a material effect on the Company’s financial condition, results of operations, or cash flows.

License and Royalty Agreements

The Company is required to pay certain milestone payments contingent upon the achievement of specific development and regulatory events in accordance with the UCSD Agreement (Note 5). The Company made a payment of $0.1 million in connection with its achievement of the first development milestone in August 2024, recognized as research and development expense in the statement of operations and comprehensive loss for the year ended December 31, 2024. No other milestones were achieved or probable as of December 31, 2024 and 2023. The Company is required to pay royalties on commercial sales of products developed under the UCSD Agreement. The Company’s product candidate was in clinical development as of December 31, 2024 and 2023, and no such royalties were due.

The Company is obligated to pay royalties to Samsara under the Royalty Agreement (Note 5). The Company recognized an initial royalty obligation liability in the amount of $32.1 million, which was based on its estimated fair value at the effective date of the Royalty Agreement. Once royalty payments to Samsara are deemed probable and estimable, and if such amounts exceed the royalty liability balance, the Company will impute interest to accrete the royalty obligation on a prospective basis based on such estimates. As of December 31, 2024, these royalties were not probable and estimable.

Legal Contingencies

The Company, from time to time, may be a party to litigation arising in the ordinary course of business. The Company was not subject to any material legal proceedings as of December 31, 2024 and 2023. If the potential loss from any claim, asserted or unasserted, or legal proceeding is considered probable and the amount is reasonably estimable, the Company will accrue a liability for the estimated loss.

Guarantees and Indemnifications

In the normal course of business, the Company enters into agreements that contain a variety of representations and provide for general indemnification. The Company’s exposure under these agreements is unknown because it involves claims that may be made against the Company in the future. To date, the Company has not paid any claims or been required to defend any action related to its indemnification obligations. As of December 31, 2024 and 2023, the Company does not have any material indemnification claims that were probable or reasonably possible.

8. Segment Reporting

The Company operates and manages its business as one reportable and operating segment. The CODM reviews and evaluates net loss, as reported in the statements of operations and comprehensive loss, for purposes of assessing performance, making operating decisions, allocating resources, and planning and forecasting for future periods on an aggregate basis. The CODM does not review assets at a different level or category than the amounts disclosed in the balance sheets. All of the Company’s long-lived assets are located in the United States. The following table sets forth the Company’s summary of segment loss, including significant segment expenses for the years ended December 31, 2024 and 2023 (in thousands):

	Year ended December 31,
	2024		2023
External research and development expenses:
CDMO, CRO and other third-party preclinical studies, clinical trials and consulting costs	$10,324		$10,289
License fees, milestone payments, and annual maintenance fees related to acquired technologies (including $32, 044 million and zero related to the estimated fair value of royalty obligation for the year ended December 31, 2024 and 2023, respectively)	32,099		50
Internal research and development personnel expenses	2,490		1,282
Other research and development costs	129		86
General and administrative personnel expenses	1,940		883
Other general and administrative expenses	4,750		874
Interest expense	2,701		687
Other segment items	14,734	(1)	548

Net loss	$(69,167)		$(14,699)

(1) -

Other segment items include change in fair value of tranche liability, change in fair value of derivative liabilities, loss on issuance and on extinguishment of convertible promissory notes and other income.

9. Redeemable Convertible Preferred Stock

In October 2023, the Company issued 9,957,095 shares of Series B-1 redeemable convertible preferred stock at a conversion price of $1.00 per share (the “Series B-1 Stock”), all of which were issued upon conversion of convertible promissory notes issued to Samsara between December 2022 and May 2023 (Note 6).

In October 2023, the Company issued 6,720,000 shares of Series B-2 redeemable convertible preferred stock (the “Series B-2 Stock”), of which 5,520,000 shares of Series B-2 Stock were issued at a price of $1.25 per share for gross cash proceeds of $6.9 million and 1,200,000 shares of Series B-2 Stock were issued to Samsara upon settlement of the SAFE agreements (Note 6).

In January 2024, the Company issued 1,280,000 shares of Series B-2 Stock at a price of $1.25 per share for gross cash proceeds of $1.6 million. The Company incurred issuance costs of $0.2 million in connection with the issuance of the Series B-2 Stock.

Redeemable convertible preferred stock as of December 31, 2024 and 2023, consisted of the following (in thousands, except shares):

	December 31, 2024
	Shares Authorized	Shares Issued and Outstanding	Aggregate Liquidation Preference	Net Carrying Value
Series A	25,194,245	25,194,245	$25,194	$24,965
Series B-1	9,957,095	9,957,095	9,957	11,222
Series B-2	40,000,000	8,000,000	10,000	9,812

Total redeemable convertible preferred stock	75,151,340	43,151,340	$45,151	$45,999

	December 31, 2023
	Shares Authorized	Shares Issued and Outstanding	Aggregate Liquidation Preference	Net Carrying Value
Series A	25,194,245	25,194,245	$25,194	$24,965
Series B-1	9,957,095	9,957,095	9,957	11,222
Series B-2	8,000,000	6,720,000	8,400	8,221

Total redeemable convertible preferred stock	43,151,340	41,871,340	$43,551	$44,408

The holders of the Company’s redeemable convertible preferred stock have various rights and preferences, including the following:

Liquidation Preference

In the event of any liquidation, dissolution, or winding up of the Company, or a deemed liquidation event, including a merger or consolidation, or a sale or other disposition of all or substantially all of the Company’s assets, the holders of shares of Series A redeemable convertible preferred stock (the “Series A Stock”), Series B-1 Stock and Series B-2 Stock are entitled to receive, before any payments are made to the holders of common stock, an amount per share equal to the Series A Stock, Series B-1 Stock and Series B-2 Stock original issuance price of $1.00, $1.00 and $1.25 per share, respectively, plus any dividends declared but unpaid. If the Company’s legally available assets are insufficient to satisfy the Series A Stock, Series B-1 Stock and Series B-2 Stock liquidation preference, then proceeds will be distributed with equal priority and pro rata among the holders of the Series A Stock, Series B-1 Stock and Series B-2 Stock in proportion to the preferential amount each holder was otherwise entitled to receive.

After the payment of the full liquidation preference of the redeemable convertible preferred stock, the Company’s remaining assets legally available for distribution, if any, will be distributed ratably to the holders of common stock and redeemable preferred stock on an as-if-converted basis.

Conversion

Shares of redeemable convertible preferred stock are convertible into common stock at the option of the holder at a conversion ratio that equals to the original issue price for such series, adjusted for any anti-dilution adjustments, divided by the conversion price for such series, in effect on the date of the conversion. The initial conversion price per share for convertible preferred stock is the original issuance price. The conversion ratios were one-for-one for each series of redeemable convertible preferred stock as of December 31, 2024 and 2023.

Each share of redeemable convertible preferred stock is automatically convertible into shares of common stock at the then-effective conversion ratio immediately upon (i) the vote or written consent of the holders of at least the majority of the outstanding shares of redeemable convertible preferred stock, (ii) the closing of a firm-commitment underwritten public offering with gross proceeds to the Company of at least $75.0 million and a public offering price which is at least $3.75 per share, adjusted for any anti-dilution adjustments, or (iii) closing of a special purpose acquisition company (a “SPAC”) transaction. A SPAC transaction is any business combination pursuant to which the Company is merged into, or otherwise combines with a SPAC listed on a national securities exchange, or a subsidiary of such SPAC, and the shares of capital stock of the Company outstanding immediately prior to such transaction continue to represent, immediately following such combination, a majority, by voting power, of the capital stock of the surviving or resulting corporation.

In March 2025, at the closing of the Merger, preferred stockholders of the Company converted their issued and outstanding shares of redeemable convertible preferred stock, including shares of redeemable convertible preferred stock issued upon the conversion of issued and outstanding convertible promissory notes, into shares of the Company’s common stock on a one-for-one basis in accordance with their optional conversion rights.

Dividends

The Company may not pay any dividends on common stock of the Company unless the holders of redeemable convertible preferred stock then outstanding first or simultaneously receive dividends at the same rate as dividends paid with respect to common stock or any class or series that is not convertible into common stock, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to redeemable convertible preferred stock. If the Company declares, pays or sets aside, a dividend on shares of more than one class or series of capital stock of the Company, the dividend payable to the holders of each series of redeemable convertible preferred stock is calculated based upon the dividend on the class or series of capital stock that would result in the highest dividend for such series of preferred stock. Through December 31, 2024, no dividends had been declared or paid.

Voting Rights

Each holder of redeemable convertible preferred stock is entitled to the number of votes equal to the number of shares of common stock into which such shares of preferred stock held by such holder could then be converted. The holders of redeemable convertible preferred stock vote together with the holders of common stock as a single class and on an as-converted to common stock basis.

The holders of shares of the Series A Stock, voting as a separate class, are entitled to elect three members of the board of directors. The holders of the shares of common stock, voting as a separate class, are entitled to elect one director of the Company. The holders of common stock and redeemable convertible preferred stock, voting together as a single class on an as-converted basis, are entitled to elect all remaining members of the board of directors, if any.

Redemption

The Company’s redeemable convertible preferred stock has been classified as temporary equity in the accompanying balance sheets in accordance with authoritative guidance for the classification and measurement of potentially redeemable securities whose redemption is based upon deemed liquidation events not solely within the Company’s control, including a merger or consolidation, or, a sale or other disposition of all or substantially all of the Company’s assets. The Company has determined not to adjust the carrying values of the redeemable convertible preferred stock to the liquidation preferences of such shares because of the uncertainty of whether or when such events would occur.

10. Common Stock

As of December 31, 2024 and 2023, shares of common stock reserved for future issuance were as follows:

	December 31,
	2024	2023
Redeemable convertible preferred stock, as converted	43,151,340	41,871,340
Outstanding stock option awards	5,678,073	564,551
Shares available for future options grants	1,104,782	2,062,275

Total shares reserved for future issuance	49,934,195	44,498,166

Common Stock Issued to Founders

In September 2019, the Company entered into restricted stock agreements with the founders of the Company to issue 5,000,000 shares of common stock to the founders at a purchase price of $0.00001 per share, which approximated fair value on the issuance date. Samsara received 1,250,000 fully vested shares, while the other two founders who are current Company directors received 3,750,000 shares that vest monthly over a four-year period starting from the issuance date. The Company reserves the right to repurchase unvested shares at the original purchase price, adjusted for any stock dividends, stock splits, reverse stock splits, or recapitalizations of the Company’s common stock occurring after the effective date of the applicable restricted stock agreement, if the founder’s services to the Company are terminated. The founder awards were accounted as a compensatory arrangement under ASC Topic 718, Compensation-Stock Compensation (“ASC 718”). Stock-based compensation expense related to founders’ shares was de-minimis. During the year ended December 31, 2023, 703,125 shares of restricted stock vested. No shares remained unvested as of December 31, 2024 and 2023.

11. Stock Option Plan and Stock-Based Compensation

In 2019, the Company adopted the 2019 Plan, which provides for stock awards to employees, directors and consultants of the Company. Awards issuable under the 2019 Plan include incentive stock options (“ISO”), non-statutory stock options (“NSO”), restricted stock units, stock grants and stock purchase awards. As of December 31, 2024, 7,880,476 shares of common stock had been authorized for issuance and 1,104,782 shares were available for future grant under the 2019 Plan.

Options to purchase common stock may be granted at a price not less than the fair market value as established by the board of directors in the case of both NSOs and ISOs. Stock option grants under the 2019 Plan generally vest over four years. All options expire no later than ten years from the date of grant. The exercise price of ISOs granted to an employee who owns more than 10% of the voting power of all classes of stock of the Company shall be no less than 110% of the estimated fair market value of the underlying common stock on the grant date, and the contractual term is no longer than five years.

A summary of option activity under the 2019 Plan is as follows:

	Outstanding Awards
	Number of Shares Underlying Outstanding Options	Weighted Average Exercise Price Per Share	Weighted Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value (in thousands)
Outstanding as of December 31, 2023	564,551	$0.11	8.57	$164
Options granted	5,133,522	$0.17
Options exercised	(20,000)	$0.17

Outstanding as of December 31, 2024	5,678,073	$0.16	9.23	$20,160

Exercisable as of December 31, 2024	1,024,184	$0.14	8.56	$3,659

Vested and expected to vest as of December 31, 2024	5,678,073	$0.16	9.23	$20,160

Aggregate intrinsic value represents the difference between the fair value of the underlying common stock and the exercise price as of December 31, 2024. The total fair value of options that vested during the years ended December 31, 2024 and 2023 was $0.4 million and $0.1 million, respectively. The estimated weighted-average grant date fair value of options granted for the year ended December 31, 2024 was $0.60 per share. No options were granted during the year ended December 31, 2023. As of December 31, 2024, the total unrecognized stock-based compensation expense was $2.4 million, which is expected to be recognized over a weighted-average period of 2.9 years.

Restricted Stock Awards

In February 2022, the Company issued restricted stock awards to its former president for 1,010,270 shares and a consultant for 67,351 shares, in each case, at a purchase price of $0.005 per share under the 2019 Plan. The shares related to the former president’s award vest monthly over four years starting from January 2021, while the shares related to the consultant’s award vest monthly over six years starting from January 2020. The restricted stock awards are subject to the Company’s right of repurchase upon termination of services at a repurchase price equal to their original purchase price. Shares purchased pursuant to these awards participate in dividends and voting, are legally outstanding, and are presented as outstanding shares; however, for accounting purposes, shares purchased by employees pursuant to restricted stock awards are not considered issued until they vest according to their respective vesting schedules. Unvested awards are excluded from the calculation of net loss attributable to common stockholders as these are considered contingently issuable shares and require services to be performed as these shares continue to vest. Proceeds received from the issuance of restricted stock awards are recorded as a share repurchase liability within accrued expenses and other current liabilities on the balance sheet and reclassified to additional paid-in capital as such awards vest.

A summary of restricted stock awards activity under the 2019 Plan is as follows:

	Restricted Stock Awards	Weighted Average Grant Date Fair Value
Unvested as of December 31, 2023	291,165	$0.35
Vested	(282,028)	$0.35

Unvested as of December 31, 2024	9,126	$0.35

As of December 31, 2024, there was less than $0.1 million of unrecognized stock-based compensation related to restricted stock awards, which is expected to be recognized over a weighted-average period of 1.0 year. No restricted stock awards were repurchased or cancelled during the years ended December 31, 2024 and 2023. The Company accelerated six months of vesting of the former president’s unvested shares under the original restricted stock award terms in connection with the former president’s separation from the Company in June 2024.

Stock-Based Compensation Expense

The Black-Scholes option pricing model, used to estimate the fair value of stock-based awards, requires the use of the following assumptions:

•

Fair value of Common Stock. The fair market value of common stock is determined by the board of directors with assistance from management and external valuation experts. The approach to estimating the fair market value of common stock is consistent with the methods outlined in the American Institute of Certified Public Accountants’ Accounting and Valuation Guide, Valuation of Privately- Held-Company Equity Securities Issued as Compensation (the “Practice Aid”).

In accordance with the Practice Aid, for valuation of common stock prior to December 31, 2023, the Company utilized an Option Pricing Method (“OPM”) based analysis, primarily the OPM backsolve methodology, to determine the estimated fair value of the common stock. Within the OPM framework, the backsolve method for inferring the total equity value implied by a recent financing transaction involves the construction of an allocation model that takes into account the Company’s capital structure and the rights, preferences and privileges of each class of stock, then assumes reasonable inputs for the other OPM variables (expected time to liquidity, volatility, and risk-free rate). The total equity value is then iterated in the model until the model output value for the equity class sold in a recent financing round equals the price paid in that round. The OPM is generally utilized when specific future liquidity events are difficult to forecast (i.e., the enterprise has many choices and options available), and the enterprise’s value depends on how well it follows an uncharted path through the various possible opportunities and challenges. In determining the estimated fair value of the common stock, the Company also considered the fact that the stockholders could not freely trade the common stock in the public markets. Accordingly, the Company applied discounts to reflect the lack of marketability of its common stock based on the weighted-average expected time to liquidity. The estimated fair value of the common stock at each grant date reflected a non-marketability discount partially based on the anticipated likelihood and timing of a future liquidity event.

For valuations performed after December 31, 2023 in accordance with the Practice Aid, the Company utilized the hybrid method for determining the fair value of its common stock based on its stage of development and other relevant factors. The hybrid method is a probability-weighted expected return method (“PWERM”), where the equity value in one or more scenarios is calculated using an OPM. The

PWERM is a scenario-based methodology that estimates the fair value of common stock based upon an analysis of future values for the company, assuming various outcomes. The common stock value is based on the probability-weighted present value of expected future investment returns considering each of the possible outcomes available as well as the rights of each class of stock. The future value of the common stock under each outcome is discounted back to the valuation date at an appropriate risk-adjusted discount rate and probability weighted to arrive at an indication of value for the common stock. A discount for the lack of marketability of the common stock is then applied to arrive at an indication of value for the common stock.

•

Expected Term. The expected term of options granted represents the period of time that the options are expected to be outstanding. Due to the lack of historical exercise history, the expected term of the Company’s employee and non-employee stock options has been determined by calculating the midpoint of the contractual term of the options and the weighted-average vesting period.

•

Expected Volatility. The expected stock price volatility assumption was determined by examining the historical volatilities for comparable public companies, as the Company did not have any trading history for the common stock.

•

Risk-Free Interest Rate. The risk-free interest rate assumption is based on the U.S. Treasury zero-coupon issued in effect at the time of grant for periods corresponding with the expected term of the option.

•

Dividends. The Company has not paid any dividends on its common stock since inception and does not anticipate paying any dividends in the foreseeable future. Consequently, an expected dividend yield of zero was used.

There were no options granted during the year ended December 31, 2023. The estimated grant-date fair value of stock options granted during the year ended December 31, 2024 was calculated based on the following assumptions:

Year ended December 31, 2024
Expected term (in years)	5.18 - 6.06
Expected volatility	103.18% - 104.88%
Expected dividend yield	0.00%
Risk-free interest rate	3.48% - 4.56%

The following table presents the classification of stock-based compensation expense related to stock-based awards granted (in thousands):

	Year Ended December 31,
	2024	2023
Research and development expenses	$333	$52
General and administrative expenses	562	96

Total stock-based compensation expense	$895	$148

The above stock-based compensation expense was related to the following stock-based awards (in thousands):

	Year Ended December 31,
	2024	2023
Stock options	$798	$56
Restricted stock awards and unvested founders’ shares	97	92

Total stock-based compensation expense	$895	$148

12. Related Parties

Scientific Advisor - Board Member

In 2021, the Company entered into an advisory agreement with one of its founders and a director. For each of the years ended December 31, 2024 and 2023, the Company paid the scientific advisor a consulting fee in the amount of $50,000 for advisory services. There were no amounts due to or from this related party as of December 31, 2024 and 2023.

Samsara BioCapital L.P. and Affiliates

Since the Company’s inception, Samsara has provided in-kind research and development and general and administrative services to the Company. From April 2022, Samsara also began to provide general and administrative services for cash consideration related to (i) accounting and controllership, (ii) human resources, and (iii) executive assistance. In July 2023, the Company and Samsara entered into a Business Services Agreement (the “BSA”) that governs the provision of such services. The BSA has a term of five years and may be terminated upon 15 days written notice by either party.

The Company recognized $0.2 million as general and administrative expenses and less than $0.1 million as research and development expenses for the year ended December 31, 2024, related to the services provided by Samsara under the BSA. The Company recognized $0.2 million as general and administrative expenses and $0.1 million as research and development expenses for the year ended December 31, 2023, related to the services provided by Samsara under the BSA. In-kind services were estimated at fair value and recognized as capital contributions to additional paid-in-capital of $0.1 million and $0.2 million for the years ended December 31, 2024 and 2023, respectively. The Company recognized a $32.0 million research and development expense related to the royalty obligation under the Royalty Agreement for the year ended December 31, 2024. As of December 31, 2024 and 2023, the Company recognized $0.1 million and less than $0.1 million in accrued expenses and other current liabilities in the balance sheets, respectively, related to the services provided by Samsara under the BSA. As of December 31, 2024, the Company recognized a $32.1 million royalty obligation - related party, as a long-term liability, under the Royalty Agreement.

The Company has issued Samsara convertible promissory notes and the SAFE (Note 6), redeemable convertible preferred stock (Note 9) and common stock (Note 10). In July 2024, the Company entered into a Royalty Agreement with Samsara (Note 5).

13. Net Loss Per Share Attributable to Common Stockholders

The following table sets forth the computation of basic and diluted net loss per share attributable to common stockholders (in thousands, except share and per share data):

	Year ended December 31,
	2024	2023
Numerator:
Net loss	$(69,167)	$(14,699)
Denominator:
Weighted average common shares outstanding	6,739,029	6,758,346
Less: Weighted-average common shares subject to repurchase	(112,405)	(689,112)

Weighted-average shares outstanding, basic and diluted	6,626,624	6,069,234

Net loss per share attributable to common stockholders, basic and diluted:	$(10.44)	$(2.42)

The potential shares of common stock that were excluded from the computation of diluted net loss per share attributable to common stockholders for the periods presented because including them would have had an antidilutive effect were as follows:

	Year ended December 31,
	2024	2023
Redeemable convertible preferred stock as converted	43,151,340	41,871,340
Outstanding options to purchase common stock	5,678,073	564,551
Unvested restricted stock awards	9,126	291,165
March and 2024 Bridge Notes as converted *	16,670,573	—

Total	65, 509,112	42,727,056

*

The number of shares herein is calculated based on the conversion of the March and 2024 Bridge Notes’ outstanding principal and accrued and unpaid interest as of December 31, 2024 into the Company’s common stock at the price of $1.25 per share under the noteholders’ right to convert the March and 2024 Bridge Notes’ into the Company’s common stock at any time.

14. Income Taxes

All of the Company’s operating losses were generated in the United States. The Company has no current or deferred income tax expense for federal or state purposes for the years ended December 31, 2024 and 2023.

The reconciliation of the effective tax rate for income taxes from the federal statutory rate was as follows:

	Year Ended December 31,
	2024	2023
Income tax computed at federal statutory rate	21%	21%
State taxes	0.1%	1.5%
Other permanent differences	(4.8)%	(1.1)%
Research credits	0.5%	5.3%
Other differences	0.9%	—%

Change in valuation allowance	(17.7)%	(26.7)%

Effective income tax rate	—%	—%

The following table presents significant components of the Company’s deferred tax assets and liabilities as of December 31, 2024 and 2023 (in thousands):

	Year Ended December 31,
	2024	2023
Deferred Tax Assets:
Net operating loss carry forwards	$7,360	$4,877
Capitalized R&D expenditures	5,115	3,926
Research credits	2,226	1,756
Accrued expenses and reserves	8,763	722
Other	3	(30)

Total deferred tax assets	23,467	11,251

Less: Valuation allowance	(23,467)	(11,251)

Net deferred tax assets	$—	$—

A valuation allowance is required to be established when it is more likely than not that all or a portion of a deferred tax asset will not be realized. Realization of deferred tax assets is dependent upon future earnings, the timing and amount of which are uncertain. The Company has reviewed its positive and negative evidence and has concluded that it is more likely than not that the net deferred tax assets will not be realized; therefore, the Company continues to maintain a valuation allowance. The valuation allowance increased by $12.2 million and $3.8 million during the years ended December 31, 2024 and 2023, respectively, due to the generation of net operating losses.

The Company has net operating loss carryforwards for federal and state income tax purposes of $34.9 million and $4.2 million, respectively, as of December 31, 2024. The federal net operating loss carryforwards are not subject to expiration but are limited to 80% of the taxable income in the year the carryforward is used. State net operating loss carryforwards, if not utilized, will expire beginning in 2039.

As of December 31, 2024, the Company has federal and state research and development credit carryforwards of $2.2 million and $0.1 million, respectively. The federal credits will expire beginning in 2040 and the state credits can be carried forward indefinitely.

Under Section 382 of the Tax Code, the ability to utilize net operating losses carryforwards or other tax attributes, such as research tax credits, in any taxable year may be limited if the Company has experienced an “ownership change.” Generally, Section 382 ownership change occurs if there is a cumulative increase of more than 50 percentage points in the stock ownership of one or more stockholders or groups of stockholders who own at least 5% of a corporation’s stock within a specified testing period. Similar rules may apply under state tax laws. As of December 31, 2024, the Company has completed the Section 382 analysis from inception through the year ended December 31, 2024. The Company experienced an ownership change in March 2022 related to the redeemable convertible preferred stock financing. Net operating loss of $3.6 million generated prior to the 2022 change in ownership will be permanently limited for California tax purposes. Net federal operating losses are not limited as they can be carried forward indefinitely. The Company may experience ownership changes as a result of future financing or other changes in stock ownership.

The Tax Cuts and Jobs Act of 2017 contains a provision that requires the capitalization of Section 174 costs incurred in years beginning on or after January 1, 2022. Section 174 costs are expenditures that represent research and development costs that are incidental to the development or improvement of a product, process, formula, invention, computer software or technique. This provision changes the treatment of Section 174 costs such that the expenditures are no longer allowed as an immediate deduction but rather must be capitalized and amortized over five years for domestic research and development and fifteen years for foreign research and development.

Uncertain Tax Positions

A reconciliation of the beginning and ending balances of the unrecognized tax benefits during the year ended December 31, 2024 and 2023, is as follows (in thousands):

	Year Ended December 31,
	2024	2023
Beginning balance	$514	$222
Increase in tax positions in the current period	166	292

Ending balance	$680	$514

The entire amount of the unrecognized tax benefits would not impact on the Company’s effective tax rate if recognized, due to the valuation allowance. The Company has elected to include interest and penalties as a component of tax expense. During the years ended December 31, 2024 and 2023, the Company did not recognize accrued interest and penalties related to unrecognized tax benefits.

The Company files tax returns in the U.S., California and other various states. The Company is currently not under examination in any of these jurisdictions and all its tax years remain effectively open to examination due to net operating loss carryforwards.

15. Defined Contribution plan

The Company sponsors a 401(k) plan (the “401(k) Plan”), which stipulates that eligible employees can elect to contribute to the 401(k) Plan, subject to certain limitations of eligible compensation. The Company may match employee contributions in amounts to be determined at the Company’s sole discretion. The Company’s matching contributions during the years ended December 31, 2024 and 2023 were immaterial.

16. Subsequent Events

The Company has evaluated subsequent events for financial statement purposes occurring through March 18, 2025, the date these financial statements were available to be issued.

Convertible Promissory Notes

Pursuant to the Merger Agreement, the Company was permitted to enter into a series of financings to fund its operations prior to the closing of the Merger in an amount not to exceed $15.0 million in the aggregate on a to be converted post-money basis, with up to $7.5 million to be provided by AlloVir and up to $7.5 million to be provided by the Company’s stockholders (the “Additional Permitted Bridge Financing”).

In January 2025, the Company amended its 2024 Bridge Notes agreement and changed the amounts of Subsequent Tranche Closings from $5.0 million for each tranche to $3.75 million for the first two tranches and $7.5 million for the third tranche. No other changes were made to the terms of the 2024 Bridge Notes. In January 2025, Samsara and other investors funded an aggregate principal amount of $3.75 million in convertible promissory notes as part of the first tranche of the Additional Permitted Bridge Financing (the “2025 Bridge Notes”). Samsara and other investors agreed that the convertible promissory notes issued in the Additional Permitted Bridge Financing will be converted into the Series B-2 redeemable convertible preferred stock shares at a price per share equal to the Company Value Per Share.

In January 2025, also as part of the Additional Permitted Bridge Financing, the Company issued a convertible promissory note in an aggregate principal amount of up to $7.5 million to AlloVir (the “AlloVir Note”), under which AlloVir funded a principal amount of $3.75 million in January 2025.

Prior to the closing of the Merger, the Company had the opportunity to receive an additional $7.5 million in the second tranche of the Additional Permitted Bridge Financing, of which $3.75 million would have been provided by the Company’s existing stockholders and the remaining $3.75 million would have been provided by AlloVir. However, the second tranche of the Additional Permitted Bridge Financing was not funded prior to the closing of the Merger.

In March 2025, at the closing of the Merger, the AlloVir Note was cancelled in accordance with its terms. Kalaris and other noteholders entered into an acknowledgment of conversion and termination agreement to cancel all unfunded tranches of the Subsequent Tranche Closings. Outstanding principal and accrued interest of the March 2024 Note and the 2024 Bridge Notes were converted into 16,958,568 shares of common stock at $1.25 price per share in accordance with the optional conversion provisions of the notes. Outstanding principal and accrued interest of the 2025 Bridge Notes were converted into 794,499 shares of Series B-2 redeemable convertible preferred stock at $4.79 price per share, which is the Company Value Per Share.

Lease Agreement

On February 4, 2025, the Company entered into an agreement to lease office space in Berkley Heights, New Jersey. The term of the lease is 76 months with total estimated rent payments of $2.1 million and a rent-free period for the first four months. In addition to the base rent, the Company will pay its share of operating expenses and taxes. The Company can extend the lease term twice for an additional three years and it can terminate the lease after four years and four months after the lease commencement date with a termination penalty of $0.3 million. The lessor provided the Company with a tenant improvement allowance of up to $0.4 million for the Company’s leasehold improvements. In conjunction with signing the lease, the Company secured a letter of credit in favor of the lessor in the amount of $0.5 million, which will be reduced to $0.2 million over five years.

Merger with AlloVir

On March 18, 2025, the Merger of the Company and AlloVir closed. Refer to Note 1 for additional details.